Muncy Columbia Financial Corporation

ANNUAL
HIGHLIGHTS
2024

To Our Shareholders



Our mission is to offer an unwavering commitment to our shareholders, employees, customers, and the communities we serve.

Dear Shareholders,

As we close out 2024, I am proud to reflect on the accomplishments of Muncy Columbia Financial Corporation, the holding company of Journey Bank. This year has been one of noteworthy progress, driven by strong financial results, a successful full fiscal year post-merger between Muncy Bank and Trust Company and First Columbia Bank & Trust Co., and our continued commitment to supporting the local communities we serve.

2024 Financial Performance

I am pleased to report that Muncy Columbia Financial Corporation has delivered a year of solid financial growth.

- **Net income,** for the year ended December 31, 2024, was $19,023,000, or $5.33 per share compared to $3,387,000, or $1.49 per share for the same period in 2023.
- **Total consolidated assets** amounted to $1,595,958,000 at December 31, 2024, as compared to $1,639,779,000 at December 31, 2023.
- **Total stockholders' equity** equated to a book value per share of $47.11 at December 31, 2024 as compared with $43.08 at December 31, 2023. For the year ended December 31, 2024 cash dividends of $1.76 per share were paid to stockholders as compared to $1.71 for the same period of 2023. The Corporation remains well capitalized, with an equity to assets ratio of 10.43% at December 31, 2024 as compared to 9.38% at December 31, 2023.
- **The fully tax-equivalent net interest margin** increased 112 basis points to 3.46% in 2024 compared to 2.34% in 2023, which was largely caused by increases in yields on earning assets outpacing the increase in cost of funds. Net accretion of loan fair value adjustments recorded in conjunction with the Muncy merger as well as

the continued repricing of existing variable rate loans in our portfolio were key drivers to the significant improvement in margin.

- **Shareholder value** appreciated in 2024. The closing price of Muncy Columbia Financial Corporation common stock on December 31, 2024 was $41.90 compared to a closing price of $35.50 on December 29, 2023, an 18.03% increase.
- **Our liquidity position** remained strong at December 31, 2024, with favorable levels of unencumbered assets, ample available credit facilities and low levels of uninsured and uncollateralized deposits to total deposits.

Economic Environment

The economic environment in 2024 posed both challenges and opportunities for Journey Bank, and several key factors influenced our financial results.

- **Interest Rate Environment:** In the second half of 2024, we experienced the Federal Reserve cutting short term rates three times totaling 100 basis points, which helped improve our net interest margin. While the rate environment continued to be challenging, our lending business was strong, particularly in commercial loans and residential mortgages, where we saw steady demand. However, the overall economic and rate environment led to some pressure on consumer spending and borrowing, as well as some increased deposit competition. Despite these pressures, we managed to successfully navigate the rate environment, leveraging our strong relationships with customers and our ability to offer competitive products.
- **Inflation and Cost Pressures:** Inflation remained elevated throughout much of 2024, leading to increased operational costs, particularly in areas such as employee compensation, office supplies, and technology investments. Despite these challenges, we focused on cost management and efficiency improvements, which helped mitigate the impact of rising expenses and preserve profitability.
- **Economic Growth and Market Conditions:** While the broader economic growth in the U.S. showed signs of slowing, particularly in the second half of the year, our region remained resilient. Local businesses and consumers continued to rely on Journey Bank for their financial needs, which contributed to our growth. Small business lending saw strong demand as businesses adapted to the changing economic conditions by investing in technology, infrastructure, and talent.

Post-Merger Update

A transformative event near the end of 2023 was the merger between Muncy Bank and Trust Company and First Columbia Bank & Trust Co. to create Journey Bank. This strategic move created a stronger institution with enhanced capabilities and an expanded market area. Journey Bank now serves more than 50,000 customers with 22 locations across Columbia, Clinton, Lycoming, Montour, Northumberland, and neighboring counties. Throughout 2024, we worked diligently to integrate both organizations, aligning our operations and ensuring a smooth transition for customers. As anticipated, the merger has positioned Journey Bank to better meet the needs of our customers and to capitalize on opportunities for future growth.

Technology Enhancements

Looking ahead in 2025, we are excited to be introducing additional technology-based service enhancements. We will launch online account opening functionality, making it easier and more convenient for customers to open new deposit accounts from anywhere, at any time. Additionally, we are redesigning our mobile app to offer a more intuitive and seamless user experience. These technology upgrades are part of our ongoing commitment to improving the customer experience and ensuring that Journey Bank remains at the forefront of innovation in the banking industry.

Expanded Trust Services

We are always striving to offer customers products and services that meet their needs. In 2024, we determined that our trust services continue to be a valued and profitable service line with significant growth potential. Prior to the merger, the former Muncy Bank and Trust Company exited the trust business through a structured transfer. In a strategic move to expand our trust business, we entered into an agreement that enabled Journey Bank to repurchase a significant number of the former Muncy Bank trust customers. These returning customers, along with the existing customers from the former First Columbia Bank & Trust Co., establishes a strong and profitable customer base. With our experienced, locally-based trust services team, we are well-positioned to begin expanding our trust capabilities and marketing to new customers.

Leadership Team and Employee Updates

Our leadership team has played a crucial role in guiding Journey Bank through a transformative year. As we continue to grow and evolve, the strength of our leadership and the dedication of our employees are at the heart of our success. To further strengthen our executive team, continue building cohesive working relationships, facilitate decision making, and ensure effective communication, we will be relocating the Journey Bank headquarters from 232 East Street in Bloomsburg to our more spacious and centrally located 1199 Lightstreet Road community office in Bloomsburg. The preparations for this move are underway with a targeted completion date in the second quarter of 2025.

The bank has had three key staffing changes at the officer level that I'd like to share.

- Robert Glunk, who served as Journey Bank's Executive Chairman, has transitioned to become Chairman of the Board, effective February 28, 2025. Rob previously led the former Muncy Bank and Trust Company for eight years and was instrumental in the successful merger and transition to Journey Bank. I am immensely grateful for Rob's steadfast commitment and partnership throughout the merger process. I very much look forward to his continued strategic leadership and guidance as Chairman.
- In 2024, we bid a fond farewell to two retiring officers with longtime service to the bank. Paul Page, EVP and Chief Lending Officer, oversaw the retail and commercial lending services at the former First Columbia Bank and Journey Bank for 20 years. Kathlene Bower served as SVP and Chief Business Development Officer with a career that spanned 34 years at the former Muncy Bank and Journey Bank. We thank them both for their loyalty and wish them much happiness in their retirements. While we will certainly miss them and their expertise, we have developed top-tier talent internally who are now leading our lending and business development efforts.

Like many businesses in today's environment, we have faced certain challenges related to employee retention and hiring. The labor market has remained competitive, and we have worked diligently to attract top talent while retaining our experienced team. Despite these challenges, we are making considerable progress by offering competitive compensation and benefits and ensuring a positive workplace culture that fosters long-term loyalty and job satisfaction.

Commitment to Our Communities

Journey Bank has always believed in "walking the walk" as a true local bank, and in 2024, we reaffirmed this commitment through a number of high-profile community-focused initiatives. We understand that our role goes beyond banking—we are deeply invested in the growth, culture, and well-being of the communities we serve. Here are a few ways we have made an impact:

- **Journey Bank Ballpark:** We are honored to continue as naming sponsor for *Journey Bank Ballpark at the Historic Bowman Field* in Williamsport. This partnership highlights our dedication to supporting local sports and recreation, bringing our community together through the love of baseball.
- **Journey Bank Teen Star Musical Competition:** Celebrating its 14th year in 2024, the *Journey Bank Teen Star Musical Competition* continues to be a popular program for showcasing and nurturing the talent of young people in our region. It has become a unique platform for local teens to share their musical gifts with our community and a creative way for Journey Bank to support keeping music alive in our schools and communities.
- **Pennsylvania College of Technology Community Arts Center:** In keeping with Journey Bank's support of music and the performing arts, another key milestone this year was securing the naming rights to the *Pennsylvania College of Technology Community Arts Center (CAC)* for a ten-year relationship, beginning mid-year 2025. Partnering with the CAC underscores our continued support for education, the arts and culture in our region, and we are thrilled to be part of this vibrant community asset.
- **Pennsylvania EITC Program:** As part of our ongoing commitment to local education, Journey Bank has made impactful donations through the Pennsylvania Educational Improvement Tax Credit (EITC) program, providing funding for 30 locally based education initiatives. This past year, we were proud to contribute to *Bloomsburg University's Tech Theater Production Program,* helping support the university's efforts to provide hands-on experience in technical theater for students pursuing careers in the performing arts. Our contribution to this program helped fund equipment, supplies, and learning opportunities that enrich the program, providing students with the skills and tools they need to succeed in this dynamic field. This is just one example of how our EITC contributions are helping to support local educational institutions and enhance the opportunities available to students in our region.

These initiatives reflect our ongoing commitment to making a positive difference in the communities we serve. Journey Bank remains steadfast in its mission to be a true local bank—one that not only provides financial services but also invests in the cultural, educational, and recreational life of our region.

Our Journey Continues

Looking forward, we are excited about the opportunities in 2025. We will continue to leverage the strengths of our expanded footprint, and we will remain focused on disciplined growth, customer satisfaction, and maintaining a high standard of service excellence. We will also continue our commitment to supporting local communities, ensuring that Journey Bank remains a strong and trusted partner for years to come.

In closing, I would like to express my sincere appreciation to you, our shareholders, for your continued trust and support. Your belief in our vision enables us to invest in our communities and continue growing as a bank. We are excited about the year ahead and look forward to another year of success and community engagement.

Sincerely,

Lance O. Diehl
President and CEO, Muncy Columbia Financial Corporation and Journey Bank

Muncy Columbia Financial Corporation Board of Directors


Todd M. Arthur


Lance O. Diehl


Robert W. Dillon


Robert J. Glunk


Robert P. Hager


Willard H. Kile, Jr.


Brian D. Klingerman


J. Howard Langdon


W. Bruce McMichael, Jr.


Steven H. Shannon


Stephen M. Tasselli


Bonnie M. Tompkins


Edwin A. Wenner


Brenda R. H. Williams

Muncy Columbia Financial Corporation Advisory Board


Robert M. Brewington, Jr.


Russell S. Cotner


Joanne I. Keenan


Andrew B. Pruden


Robert M. Rabb


David E. Wallis

Journey Bank
A Muncy Columbia Financial Company



Community Investment

Giving back elevates and enhances the communities we serve. Through our community investment we foster stronger connections and help make our region an outstanding place to live, work and grow.

Three signature **Journey Bank** community investments that benefit our entire service area.

Journey Bank's TeenStar Musical Competition

Journey Bank Ballpark at Historic Bowman Field

Journey Bank Community Arts Center

Muncy Columbia Financial Corporation **Officers**

Robert J. Glunk, Executive Chairman
Lance O. Diehl, President and Chief Executive Officer
Jeffrey T. Arnold, Executive Vice President and Treasurer
Joseph K. O'Neill, Jr., Executive Vice President and Chief Financial Officer
Beth A. Benson, Corporate Secretary
Leslie A. Chyko, Assistant Corporate Secretary
Nancy R. Diehl, Assistant Corporate Secretary

Journey Bank Officers

Robert Glunk, Executive Chairman

Lance Diehl, President and Chief Executive Officer

Jeffrey Arnold, Senior Executive Vice President, Finance & Risk Management

Tammy Gunsallus, Senior Executive Vice President, Retail & Operations

Matthew Beagle, Executive Vice President, Chief Wealth Management Officer

Beth Benson, Executive Vice President, Human Resources Director/Corporate Secretary

Jason Fischer, Executive Vice President, Chief Credit Officer

Stephanie Oakes, Executive Vice President, Chief Operations Officer

Joseph O'Neill, Executive Vice President, Chief Financial Officer

Kevin Weinhoffer, Executive Vice President, Chief Commercial Officer

Jeffrey Whitenight, Executive Vice President, Retail Banking Manager

Kathlene Bower, Senior Vice President, Chief Business Development Officer

Karen Brouse, Senior Vice President, Risk & Compliance Officer

Taylor Farr, Senior Vice President, Commercial Loan Team Leader

Kelli Smith, Senior Vice President, BSA/AML/CFT Officer

Mark Smithgall, Senior Vice President, Commercial Loan Team Leader

Lisa Valeski, Senior Vice President, Human Resources Director

Maria Valles, Senior Vice President, Marketing Director

Christine Zanis, Senior Vice President, Director of Trust Services

Beth Cooley, Vice President, Deposit Solutions Officer

Angela Crossley, Vice President, Trust Officer

Nancy Diehl, Vice President, SEC & Regulatory Financial Reporting Officer

Joanna Dillon, Vice President, Loan Operations Manager

Chris Dunlap, Vice President, Collections Officer

Krista Dyer, Vice President, Branch Administrator

D'Aracy Erb, Vice President, Electronic Banking Manager

Kelli Fester, Vice President, Project Manager

Melissa Fisher, Vice President, Commercial Lender

Deborah Hack, Vice President, Deposit Operations Officer

Rachel Huff, Vice President, Controller

Jean MacDermott, Vice President, Business Development Officer

Brooke Mertz, Vice President, Mortgage Originator

Karen Murdock, Vice President, Community Office Manager

Markus Rybak, Vice President, Information Security Officer

Zachary Sarginger, Vice President, Community Office Manager

Francesca Schu, Vice President, Marketing Officer

Courtney Sinclair-McGovern, Vice President, Community Office Manager

Sandra Smith, Vice President, Loan Processing Manager, Mortgage

Allen Strauch, Vice President, Information Technology Manager

Robert Sullivan, Vice President, Commercial Lender

Kevin Troutman, Vice President, Trust Officer

Pamela Young, Vice President, Business Development Officer

Katelyn Acevedo, Assistant Vice President, Community Office Manager

Sandra Allen, Assistant Vice President, Community Office Manager

Kara Aurand, Assistant Vice President, Community Office Manager

Andrea Bartlett, Assistant Vice President, Assistant Loan Servicing Manager

Marie Bennett, Assistant Vice President, Loan Servicing Manager

Tessa Bogert-Creasy, Assistant Vice President, Senior Credit Analyst

Heather Brusseau, Assistant Vice President, Internal Auditor

Michael Celli, Assistant Vice President, Commercial Lender

Leslie Chyko, Assistant Vice President, Executive Assistant

Holly Clayton, Assistant Vice President, Deposit Operations Manager

Timothy Colburn, Assistant Vice President, Commercial Lender

Jared Cromley, Assistant Vice President, Financial Advisor

Daniel Diehl, Assistant Vice President, Commercial Lender

Rose Dodd, Assistant Vice President, BSA/AML/CFT Specialist

Kristina Gregory, Assistant Vice President, Community Office Manager

Trystan Johnson, Assistant Vice President, Loan Processing Manager, Commercial & Retail

Teresa Karchner, Assistant Vice President, Training Officer

Janet Kennedy, Assistant Vice President, Mortgage Loan Originator

Michelle Lawson, Assistant Vice President, Commercial Services Manager

Toni Levandoski, Assistant Vice President, Community Office Manager

Matthew Mann, Assistant Vice President, Financial Advisor

Haley Miller, Assistant Vice President, BSA/AML/CFT Specialist

Kyle Miller, Assistant Vice President, Mortgage Loan Originator

Alicia Naugle, Assistant Vice President, Mortgage Loan Originator

Denise Neidig, Assistant Vice President, Community Office Manager

Kevin Newman, Assistant Vice President, Community Office Manager

Leanne Niedzwiecki, Assistant Vice President, Community Office Manager

Sarah Rosenberger, Assistant Vice President, Community Office Manager

Megan Rovenolt, Assistant Vice President, Community Office Manager

Stacey Russell, Assistant Vice President, Mortgage Loan Originator

Cora Seitzer, Assistant Vice President, Community Office Manager

Amanda Stackhouse, Assistant Vice President, Loan Processing Manager

Erik Steinbacher, Assistant Vice President, Financial Advisor

Adrienne Stiger, Assistant Vice President, Community Office Manager

Michele Tagliaferri, Assistant Vice President, Community Office Manager

Tammy Rae Taney, Assistant Vice President, Business Solutions Specialist

David Utt, Assistant Vice President, Commercial Lender

Stacey Wheeler, Assistant Vice President, Community Office Manager

Rebecca Zimmerman, Assistant Vice President, Fraud & Risk Specialist

Journey Bank
A Muncy Columbia Financial Company

Journey Bank Locations


Linden
Williamsport
Montoursville
South Williamsport
Avis
Jersey Shore
Montgomery
Muncy
Hughesville
Clarkstown
Lycoming
Clinton
Dewart
Millville
Rohrsburg
Benton
Orangeville
Berwick
Lightstreet
Buckhorn
Washingtonville
Montour
Milton
Susquehanna River
Danville
Bloomsburg
Scott Township
Catawissa
Columbia
Numidia
Sunbury
Elysburg
Centralia
Shamokin
Northumberland
Exit 224
Exit 232
Exit 236
Exit 241
Serving Central PA
with 22 community offices
across our 5 county region.

Clinton County
Avis

Columbia County
Benton
Berwick
Bloomsburg
Buckhorn
Catawissa
Lightstreet
Millville

Lycoming County
Clarkstown
Hughesville
Linden
Montgomery
Muncy
Montoursville
South Williamsport

Montour County
Danville

Northumberland County
Dewart
Elysburg

Journey Bank
A Muncy Columbia Financial Company

Market Makers: For a listing of Market Makers, please visit our website at **www.journeybank.com**

Muncy Columbia
Financial Corporation